Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pacific Premier Bancorp, Inc.:

We consent to the incorporation by reference in the automatic shelf registration statement (No. 333-230993) on Form S-3ASR and related prospectus of Pacific Premier Bancorp, Inc. of our report dated March 14, 2018, with respect to the consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows of Opus Bank and subsidiaries for the year ended December 31, 2017, and the related notes, which report appears in Amendment No. 1 to the registration statement (No. 333-237188) on Form S-4/A filed by Pacific Premier Bancorp, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California

June 8, 2020

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